Figure 2: MATHEWS PROPERTY (WGB)


City of Wenatchee
East Wenatchee
Appleyard
COLUMBIA RIVER
CANNON MINE
1,250,000 oz Au produced averaging 0.290 oz/t Au
LovittMining L-D Mine
Global reserves = 3.6MT @ 0.118oz/t Au (423,500 oz Au)
Past production = 400,000 oz @ 0.400 oz/t Au
Tailings Pond
D? U?
Wenatchee Heights
Mathews
Best drill intercepts = 30' of 1.357 oz/t and 40' of 0.338 oz/t Au
SHAFT CLAIMS
EXPLANATION
Wenatchee Gold Belt
Infered faults
Untested areas
Untested at favorable elevations
Areas with high grade gold lacking angle drill holes
Land position
N
0 2000 FEET